Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
 Andrew J. Dennard
 (713) 943-7574

Mexican Restaurants, Inc.
Announces 2009 Second Quarter Operating Results
(NASDAQ: CASA)

Houston, Texas (August 10, 2009)    For the 2009 second quarter of Mexican Restaurants, Inc. (the “Company”) ended June 28, 2009, the Company reported a net loss of $207,937 or $0.06 per diluted share, compared with a net income of $359,059 or $0.11 per diluted share for the second quarter of fiscal year 2008.  For the 26-week period ended June 28, 2009, the Company reported a net loss of $28,083 or $0.01 per diluted share, compared with net income of $434,576 or $0.13 per diluted share for the 26-week period of fiscal year 2008.

In the second quarter, the Company sold substantially all of its operating assets and liabilities of its La Senorita restaurant chain (consisting of five site locations) located in Michigan for an adjusted price of $2.6 million.  Proceeds from the sale on April 7, 2009 were used to pay down long-term debt.  The La Senorita sale, which resulted in a gain of $387,083 and an income tax expense of $303,558, was classified as discontinued operations and resulted in net income from discontinued operations of $43,720 for the second quarter of fiscal year 2009.  The higher effective tax rate results from permanent differences and an increase in the valuation allowance related to the La Senorita sale.

Effective June 28, 2009, the Company amended its Credit Agreement with Wells Fargo Bank, N.A., primarily to extend the maturity date from June 29, 2010 to June 29, 2012.  As of June 28, 2009, the Company was in compliance with all debt covenants and as of the date hereof expects to be in compliance with its debt covenants during the next 12 months.

The Company’s revenues for the second quarter of fiscal year 2009 decreased $636,048 or 3.4% to $18.3 million compared with $19.0 million for the same quarter in fiscal year 2008.  Restaurant sales for second quarter 2009 decreased by $609,296 or 3.3% to $18.1 million compared with $18.7 million for the second quarter of 2008.  The decrease in restaurant revenues primarily reflects a decrease in same-store sales, partially offset by new restaurants revenues.  For the second quarter ended June 28, 2009, Company-owned same-restaurant sales decreased approximately 6.6%.  Franchised-owned same-restaurant sales, as reported by franchisees, decreased approximately 1.2% over the same quarter in fiscal 2008.

On a year-to-date basis, the Company’s revenue decreased $16,850 to $37.5 million compared with the same 26-week period in fiscal 2008.  Restaurant sales for the 26-week period ended June 28, 2009 increased $6,703 to $37.1 million compared with the same 26-week period in fiscal 2008.  The flat sales primarily reflects a decline in same-store sales mostly offset by the re-opening of one restaurant that was closed last year due to fire damage and one new Mission Burrito restaurant.  For the 26-week period ended June 28, 2009, Company-owned same-restaurant sales decreased approximately 2.8% and franchised-owned same-restaurant sales, as reported by franchisees, increased approximately 0.2% over the same period in fiscal 2008.

Commenting on the Company’s second quarter results, Curt Glowacki, Chief Executive Officer, stated, “Sales and profit  performance during the second quarter of 2009 was certainly disappointing but not surprising given the impact of the troubled economic environment and of the swine flu on consumers’ discretionary spending habits.  For the near term, we continue to remain cautious regarding the economy and consumer spending.  We will continue to focus on the fundamentals of running great restaurants that offer delicious food at very affordable prices while positioning the Company to exit the recession stronger financially and operationally.”

Mexican Restaurants, Inc. operates and franchises 73 Mexican restaurants.  The current system includes 54 Company-operated restaurants, 17 franchisee operated restaurants and two licensed restaurants.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

	13-Week Period Ended 6/28/2009	13-Week Period Ended 6/29/2008	26-Week Period Ended 6/28/2009		26-Week Period Ended 6/29/2008
Revenues:
Restaurant sales	$18,107,695	$18,716,991		$37,121,251	$37,114,548
Franchise fees, royalties and other	126,578	135,666		264,867	270,756
Business interruption	103,528	121,192		103,528	121,192
	18,337,801	18,973,849		37,489,646	37,506,496

Costs and expenses:
Cost of sales	5,263,291	5,452,696		10,513,537	10,637,856
Labor	6,050,108	6,131,887		12,173,097	11,981,025
Restaurant operating expenses	4,522,659	4,442,446		9,304,997	9,049,984
General and administrative	1,632,038	1,702,278		3,318,767	3,696,341
Depreciation and amortization	885,013	811,558		1,752,970	1,609,665
Pre-opening costs	--	10,427		--	47,311
Impairment and restaurant closure costs	214,778	22,577		237,231	54,829
Loss (gain) on involuntary disposals	15,028	(149,338)		7,797	(275,709)
Loss on sale of other property and equipment	36,934	14,663		73,696	41,670
	18,619,849	18,439,194		37,382,092	36,842,972

Operating income (loss)	(282,048)	534,655		107,554	663,524

Other income (expense):
Interest income	883	828		1,863	2,910
Interest expense	(42,918)	(91,689)		(105,111)	(233,212)
Other, net	9,601	10,126		20,102	17,458
	(32,434)	(80,735)		(83,146)	(212,844)

Income (loss) from continuing operations before income taxes	(314,482)	453,920		24,408	450,680
Income tax (expense) benefit	62,825	(101,237)		(2,983)	(102,763)
Income (loss) from continuing operations	(251,657)	352,683		21,425	347,917

Discontinued Operations:
Income (loss) from discontinued operations	(39,436)	10,281		36,021	62,039
Restaurant closure income (expense)	(369)	--		(190,941)	52,289
Gain (loss) on sale of assets	387,083	(2,075)		386,502	(2,075)
Income from discontinued operations before income taxes	347,278	8,206		231,582	112,253
Income tax expense	(303,558)	(1,830)		(281,090)	(25,594)
Income (loss) from discontinued operations	43,720	6,376		(49,508)	86,659

Net income (loss)	$(207,937)	$359,059		$(28,083)	$434,576

Basic income (loss) per common share
Income (loss) from continuing operations	$(0.07)	$0.11		$0.01	$0.10
Income (loss) from discontinued operations	0.01	--		(0.02)	0.03
Net income (loss)	$(0.06)	$0.11	$	(0.01)	$0.13

Diluted income (loss) per common share
Income (loss) from continuing operations	$(0.07)	$0.11		$0.01	$0.10
Income (loss) from discontinued operations	0.01	--		(0.02)	0.03
Net income (loss)	$(0.06)	$0.11		$(0.01)	$0.13

Weighted average number of common shares (basic)	3,284,641	3,252,320		3,271,358	3,249,743

Weighted average number of common shares (diluted)	3,284,641	3,313,677		3,272,981	3,310,690